                          EXECUTIVE SEVERANCE AGREEMENT

     This Executive Severance Agreement (the "AGREEMENT") dated as of December 5, 2001 is made and entered into by and between James L. Mac Donald (the "Executive") and Photronics, Inc., a Connecticut corporation (the "Company").

                                    RECITALS

     A. Executive serves as the President of Photronics, Inc., (the "Company"), a Connecticut corporation and a member of the Company's Board of Directors.

     B. The terms and condition of Executive's employment with the Company are governed by an Employment Agreement, dated as of March 31, 1995 as amended by Amendment No. 1, dated September 15, 1999, and extended on each of January 7, 2000 and May 23, 2000 (the "Employment Agreement").

     C. Executive has agreed to terminate his Employment Agreement and resign as the President of the Company and a member of the Company's Board of Director's effective at the close of business (Pacific Time) on December 31, 2001 ("Effective Date"). Accordingly, Executive and the Company desire to enter into this Agreement to set forth, among other things, the payments and benefits Executive will be entitled to receive upon his separation from the Company on the Effective Date.

     The parties hereto agree as follows:

                                    AGREEMENT

1. Termination of Employment Agreement; Resignation. The Executive and the Company agree to terminate the Employment Agreement pursuant to Section 13 thereof. On the Effective Date, Executive shall resign as the President of the Company, and as a Director of the Company's Board of Directors and all subsidiaries of the Company. The Executive's employment with the Company shall terminate on the Effective Date.

2. Severance Payments and Benefits. In consideration for the Executive's agreement to resign and his obligations to the Company under paragraphs 5 (Release), 7 (Confidential Information) and 8 (Non-Compete) of this Agreement, Executive shall receive the following severance payments and benefits from the Company upon his termination of employment from the Company on the Effective
Date:

     2.1 Severance Payments. Cash payments (the "Severance Payments") in an aggregate amount equal to Six Hundred Sixty Thousand Dollars ($660,000).

         a. The Severance Payments shall be paid by the Company to the Executive in equal bi-weekly payments over a period of twenty four (24) months commencing in January 2002 (each a "Scheduled Payment"). The Company shall withhold from the Severance Payments all required applicable taxes in accordance with all the withholding directions provided by Executive to the

            Company on applicable Form W-4 (s) or other equivalent federal and state documentation

         b. The Severance Payments shall be paid by automatically scheduled wire transfers of immediately available funds to an account designated by Executive. In the event the Company fails for any reason to make a Scheduled Payment in a timely basis, and the failure to make such payment is not cured by the Company within 10 days after written notice sent to the Company (15 Secor Road, Brookfield, CT 06804,
            Attention: Corporate Secretary), the aggregate amount of all outstanding remaining payments shall become immediately due and payable within 10 days by the Company to Executive in a single lump-sum payment.

     2.2 Continuation of Company sponsored Benefits ("Benefits"). The Company shall continue to provide Executive and his dependents with the Company sponsored medical and dental insurance plans ("Plans"), under the same policies and coverage levels, that the Company provides to its Senior Executive Officers from January 1, 2002 through December 31, 2003 after which time the Executive may elect to continue coverage under the Cobra provisions of the Plans. The Company shall deduct from the Severance Payments an amount equal to the contributions to the Plans Executive would have made had he been an active employee of the Company during such twenty-four (24) months. Participation by the Executive in all other Company sponsored benefits and plans shall terminate on the Effective Date.

     2.3 Option Vesting. Executive owns options to purchase 255,186 shares of the Company's common stock, the terms of which are set forth on Exhibit A hereto ("Executive's Options"). The unvested portion of any of Executive's Options to purchase the Company's common stock shall cease to vest on the Effective Date. Executive shall have the right to exercise all vested but unexercised Executive Options on or before December 31, 2003. Thereafter, all remaining unexercised Executive Options shall expire and Executive shall have no further rights in or to the Executive Options. The Company agrees to facilitate Executive's exercise of the Executive Options in a timely manner.

     2.4 Company Automobile. Prior to the Effective Date the Executive shall have the right to purchase the Company owned automobile currently used by the Executive for $50,000. Executive shall be responsible for all taxes as a result of the purchase of this automobile.

     2.5 Life Insurance Documentation and Payments. Prior to the Effective Date, the Company shall (i) provide Executive with all documentation and information supporting payments made by the Company to Executive pursuant to Section 4(d) of the Employment Agreement; and (ii) make all required remaining payments to Executive pursuant to Section 4(d) of the Employment Agreement for calendar years 2000 and 2001, including any and all remaining gross-up payments to Executive to provide for Executive's payment of such life insurance policies on an income tax free basis. Following the Effective Date, and provided that all such payments have been made to Executive by the Company, the Company shall have no further obligation to maintain life insurance policies on Executive's behalf.

3. Consulting Services. For a period of two (2) years following the Effective Date, Executive agrees to provide such reasonable advice to the Company as the Chief Executive Officer of the Company may reasonably request from time to time. Executive shall not communicate the nature of his consulting assignments received from the Chief Executive Officer to the Company's employees without the Company's prior written consent. While the parties acknowledge that Executive may continue to interact and communicate with the Company's employees, Executive agrees not to communicate about the Company's business and affairs with any Company employee without the prior consent of the Company's Chief Executive Officer.. In no event shall Executive be required to provide more than five (5) hours per month of consulting services to the Company. Executive's failure to provide such consulting services shall in no event entitle the Company to withhold payment of the Severance Payments or to fail to honor the Company's other obligations hereunder. Until December 31, 2003, but subject to the next sentence, Executive may continue to use his existing office located in the Company's Burbank facility and utilize for Company business such reasonable office support services at the Company's Brookfield office. The Executive understands that the Company may close the Burbank facility at any time and for any reason in which event, Executive shall vacate the office.

4. Company Property. The parties agree that the Company's cell phone(s) issued to Executive shall, following the Effective Date, be transferred, together with all billing and other documentation, to Executive and that Executive shall, following the Effective Date, be responsible for all expenses and liabilities related thereto. Executive agrees to return, on or before the Effective Date, all other property belonging to the Company, including, but not limited to credit cards, laptop computer(s), PDA's, telephone calling cards, gasoline cards, beepers, records, etc.

5. Executive Release. In consideration of, among other things, this Agreement, the Severance Payments, Benefits and extension of option rights provided herein, except as to any obligations provided for or assumed in this Agreement, Executive agrees to waive and release the Company, and each of its affiliated or related entities, partnerships, parent or subsidiary corporations, members, partners, shareholders, directors, officers, employees, attorneys, agents, predecessors, successors and assigns, and each and all of them (collectively referred to as the "Company Releasees"), from all claims, damages, agreements, charges of discrimination or complaints of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, fixed or contingent, which Executive or his successors-in-interest ever had, now has, or may claim to have against the Company Releasees, or any of them, whether directly or indirectly, by reason of any act, event or omission concerning any matter, cause or thing arising prior to the date of execution of this Agreement, including, without limiting the generality of the foregoing, any claims relating to or arising out of (i) Executive's employment or the cessation of that employment;
(ii) any agreement between Executive and any of the Company Releasees, including, without limitation, the Employment Agreement; (iii) any tort or tort-type claims; (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act; (v) any claim for wages, salary, bonuses, partnership interests, profit sharing, and/or any other compensation or benefit;
(vi) any impairment of Executive's ability to obtain subsequent employment; or
(vii) any permanent or temporary disability or loss of future earnings as a result of injury or disability arising from or associated with employment or the termination of the employment relationship with any of the Company Releasees. This release does not waive or release any claim Executive may have to unemployment or workers' compensation benefits. This release includes a waiver of any rights Executive may have under Section 1542 of the California Civil Code, or any similar statute or law of any other state, regarding the waiver of unknown claims. Section 1542 provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Executive understands and agrees that this Agreement is intended to include in its effect, without limitation, all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Releasees, and this Agreement extinguishes any and all of those claims.

6. Company Release. As additional consideration to Executive, and except as to any obligations provided for or assumed in this Agreement, the Company agrees to waive and release Executive, and each of his agents, predecessors, successors and assigns, and each and all of them (collectively referred to as the "Executive Releasees"), from all claims, damages, agreements, or complaints of any nature whatsoever, whether or not known, suspected or claimed, matured or unmatured, fixed or contingent, which the Company or its successors-in-interest ever had, now has, or may claim to have against the Executive Releasees, or any of them, whether directly or indirectly, by reason of any act, event or omission concerning any matter, cause or thing arising prior to the date of execution of this Agreement, including, without limiting the generality of the foregoing, any claims relating to or arising out of (i) Executive's employment or the cessation of that employment; (ii) any agreement between Executive and any of the Company Releasees, including, without limitation, the Employment Agreement; (iii) any tort or tort-type claims; (iv) any federal, state or governmental constitution, statute, regulation or ordinance; and (v) any claims related to the Company's acquisition of Align-Rite International and its subsidiaries. This release includes a waiver of any rights the Company may have under Section 1542 of the California Civil Code (the language of which is set forth above in paragraph 6), or any similar statute or law of any other State, regarding the waiver of unknown claims. Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, the Company understands and agrees that this Agreement is intended to include in its effect, without limitation, all claims, if any, which the Company may have and which the Company does not now know or suspect to exist in its favor against Executive Releasees, and this Agreement extinguishes any and all of those claims.

7. Confidential Information. Executive acknowledges that during the course of his employment with Align-Rite Corporation and its affiliated companies ("Align-Rite") and the Company, he has had access to information of a confidential and or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based. Such information includes financial, manufacturing and marketing data, techniques, processes, formulas, developmental or experimental work, work in process, methods, trade secrets (including, without limitation, customer lists and lists of customer sources), or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company (the "Confidential Information"). In consideration of the Severance Payment and Benefits provided herein, Executive hereby agrees to keep all such Confidential Information in confidence and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) required by applicable law, (ii) lawfully obtainable from other sources, (iii) authorized by the Company, or (iv) publicly known. Executive agrees to continue to abide with the confidential rights agreement signed with Align-Rite prior to its merger with the Company.

8. Non-Compete. In consideration of the Severance Payment and Benefits and other consideration provided to Executive herein, Executive agrees that until December 31, 2003, Executive shall not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor, or otherwise: (i) promote, participate or engage in any activity or other business competitive with the Company's business of manufacturing and selling photomasks in any jurisdiction in which the Company operates as if such activity or other business involves any use by the Executive of any of the Confidential Information; or (ii) solicit to hire any employee of the Company that was employed by the Company as of the Effective Date or during the consulting services period described in paragraph 3.

9. Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets or successor, which becomes bound by the terms of this Agreement by operation of law.

10. Public Announcement. Executive and the Company agree to communicate a positive statement to the Company's employees and the public relating to the Executive's departure from his position as the President of the Company and as a member of the Board of Directors of the Company. Both the Company and Executive acknowledge and agree that any negative comments by either the Company or the Executive may cause damage to Executive and/or the confidence currently held by employees and or the public relating to the Company's future performance. In the event of such unanticipated negative reaction during the period prior to the Effective Date, the Executive and the Company agree to use their reasonable best efforts to remedy this situation.

11. Removal of Restrictive Legends from Executive's Common Stock. Upon the Effective Date, the Company shall provide Executive with new stock certificates representing the total number of shares of Executive's 421,512 shares of the Company's common stock. Such new certificates shall be free of any and all legends restricting the transfer of such shares by Executive, including, without limitation, restrictive legends regarding Rule 144 of the U.S. securities regulations. Executive hereby agrees to provide the Company all documentation related to such shares that is necessary for the Company to fulfill its obligations hereunder no later than two weeks prior to the Effective Date. Subject to the preceding sentence, the Company hereby agrees to take any and all actions necessary to ensure that such new certificates are presented to Executive upon the Effective Date.

12. Acknowledgement. Executive represents that he has had an opportunity to discuss all aspects of this Agreement with his legal counsel, and understands all provisions of this Agreement and is voluntarily entering into its terms. Executive acknowledges the following: (i) he has been given at least twenty-one
(21) days within which to consider this Agreement; (ii) he has been advised in writing that he has the right to and may consult with an attorney before executing this Agreement, and acknowledges that he has had the opportunity to consult an attorney; and (iii) he has seven (7) days following the execution of this Agreement to revoke the Agreement. To revoke the Agreement, Executive must advise the Company in writing of his election to revoke it within the seven (7) day period. Executive recognizes that he is specifically releasing, among other claims, any claims he may have arising under the Age Discrimination in Employment Act of 1967 ("ADEA") and all amendments thereto. Executive acknowledges that this Agreement is intended by the parties to comply with the terms and provisions of the Older Workers Benefit Protection Act of 1990 and all amendments thereto.

13. Miscellaneous Provisions.

     13.1 Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     13.2 Entire Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding the same, including, without limitation, the Employment Agreement.

     13.3 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to its conflict of laws rules.

     13.4 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     13.5 Expenses. Each party shall bear their own legal expenses and costs in connection with the negotiation, preparation and execution of this Agreement. In the event that any action or proceeding is brought in connection with this Agreement the prevailing party therein shall be entitled to recover its costs and reasonable attorney's fees

     13.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     13.7 Executive's Breach. The Company shall have no right to withhold payment of the Severance Payments or to fail otherwise to honor its other obligations hereunder until a trial court of competent jurisdiction has held in a final ruling of such court that Executive has breached his obligation under paragraphs 3 (Consulting Services), 7 (Confidential Information) and/or 8 (Non-Compete) of this Agreement. In the event of such a ruling, Executive shall repay to the Company, in a lump sum payment with reasonable interest, the aggregate amount of Severance Payments paid to Executive from the moment of breach. Executive shall have the right to appeal such ruling and in the event such ruling is overturned by a final and binding ruling of an appellate court of competent jurisdiction, the Company shall pay Executive the aggregate amount of all outstanding payments due to Executive following the alleged breach in a single lump-sum payment, together with reasonable interest thereon. Subject to the above, nothing contained herein shall restrict the Company from obtaining any and all applicable relief, in law or equity, in the event of a breach by Executive of any of his obligations to the Company under this Agreement.

     13.8 Executive's Death. In the event of Executive's death during the time in which Scheduled Payments are to be made and/or the other benefits are to be provided to Executive, the Company shall pay such Scheduled Payments or provide such benefits (but only to the extent that the underlying benefit plans permit such contribution of benefits) to such person or persons as Executive shall have directed in writing or, in absence of a designation, the estate of Executive. In the event of Executive's death, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

                                  PHOTRONICS, INC.

                                  By:
                                     -----------------------------------
                                     Name:  Constantine "Deno" Macricostas
                                     Title: Chairman and Chief Executive Officer

                                  By:
                                     -----------------------------------
                                     Name:  James A. Eder
                                     Title: Vice President and General Counsel

                                  EXECUTIVE:


                                  By:
                                     -----------------------------------
                                     James L. Mac Donald